EXHIBIT 5.1


                             ALBRIGHT & BLUM, P. C.
                                ATTORNEYS AT LAW

                       17337 Ventura Boulevard, Suite 208
                            Encino, California 91316
                     Ph. (818) 789-0779 o Fax (818) 235-0134
                              www.albrightblum.com


                                  June 5, 2007


AFTERSOFT GROUP, Inc.
Savannah House, 11-12 Charles II Street,
London, UK SW1Y 4QU


Re: AFTERSOFT GROUP, INC. (THE "COMPANY") REGISTRATION OF 71,250,000 SHARES OF THE COMPANY'S COMMON STOCK PURSUANT TO FIRST AMENDMENT ON FORM SB-2

Gentlemen:

We have examined the First Amendment to Registration Statement on Form SB-2 to be filed by the Company with the Securities and Exchange Commission on or about June 5, 2007 (the "First Amendment"), in connection with the registration under the Securities Act of 1933, as amended, of 71,250,000 shares of your common stock, par value $0.0001 per share (the "Shares"). We understand that the Company's majority stockholder, Auto Data Network, Inc. ("ADN"), is the owner of the Shares and will deliver all 71,250,000 of the Shares to ADN's shareholders as described in the First Amendment.

We have examined original or copies of those corporate and other records and documents that we consider d appropriate. We have assumed the genuineness of all he signatures, the authenticity of all the documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. Where applicable or necessary, we have relied upon the certificates of government agencies.

On the basis of examination, my reliance upon the assumptions in this opinion and our consideration of those questions of law that we considered relevant, and subject to the limitations and qualifications of this opinion, we are of the opinion that the Shares have been validly issued, are fully paid and non-assessable; and, that the Shares, when distributed to the shareholders of the ADN as a dividend and thereafter sold, from time to time, to the public, in the manner described in the First Amendment, will continue to be validly issued, fully paid and non- assessable.

The laws covered by this opinion are limited to the laws of the United States and the laws of the State of Delaware. We express no opinion herein concerning any laws of any other jurisdiction and no opinion regarding statutes, administrative decisions, rules, regulations or requirements of any country, municipality, subdivision or local authority of any jurisdiction.

ALBRIGHT & BLUM, P.C.

AFTERSOFT GROUP, INC.
June 4, 2007
Page 2

We hereby consent to the use of this opinion as an exhibit to the registration statement and further consent to the use of our name wherever appearing in the First Amendment, including the prospectus constituting a part thereof and any amendments thereto.


                                             Sincerely,

                                             /s/ Albright & Blum, P.C.
                                             -----------------------------
                                             ALBRIGHT & BLUM, P.C.